Exhibit 99.1

FOR IMMEDIATE RELEASE

RIVERVIEW FINANCIAL CORPORATION DECLARES CASH DIVIDEND

FOR THE FIRST QUARTER OF 2017

HARRISBURG, PA, March 2, 2017 —The Board of Directors of Riverview Financial Corporation (OTCQX: RIVE) declared a dividend of $0.1375 per share for the first quarter of 2017 on March 1, 2017. The dividend is payable March 31, 2017 to shareholders of record March 13, 2017.

Kirk D. Fox, Chief Executive Officer stated, “We are pleased to announce the first quarter cash dividend, which represents an annualized yield of 4.6% based on the closing price on the declaration date. Riverview’s management team and Board of Directors remain focused on providing value to our shareholders.”

Riverview Financial Corporation is the parent company of Riverview Bank and its operating divisions Halifax Bank, Marysville Bank, Citizens Neighborhood Bank, and Riverview Financial Wealth Management. An independent community bank, Riverview Bank serves its Central Pennsylvania market area of Berks, Cumberland, Dauphin, Northumberland, Perry, Schuylkill Counties, as well as its Southwestern Pennsylvania market area of Bedford, Cambria, Somerset and Westmoreland Counties through sixteen community banking offices and three limited purpose offices. Each office, interdependent with the community, offers a comprehensive array of financial products and services to individuals, businesses, not-for-profit organizations and government entities. Riverview Financial Wealth Management provides investment advisory services to the general public through offices in Lebanon, Northumberland and Schuylkill Counties. The Company’s business philosophy includes offering direct access to senior management and other officers and providing friendly, informed and courteous service, local and timely decision making, flexible and reasonable operating procedures and consistently applied credit policies. The Company’s Investor Relations site can be accessed at https://www.riverviewbankpa.com/.

SOURCE: Riverview Financial Corporation

Contact: MEDIA/INVESTORS, Scott A. Seasock 717.827.4039 or sseasock@riverviewbankpa.com

Certain statements contained herein are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements may be identified by reference to a future period or periods, or by the use of forward-looking terminology, such as “may,” “will,” “believe,” “expect,” “estimate,” “anticipate,” “continue,” or similar terms or variations on those terms, or the negative of those terms. Forward-looking statements are subject to numerous risks and uncertainties, including, but not limited to, those related to the economic environment, particularly in the market areas in which the company operates, competitive products and pricing, fiscal and monetary policies of the U.S. Government, changes in government regulations affecting financial institutions, including compliance costs and capital requirements, changes in prevailing interest rates, acquisitions and the integration of acquired businesses, credit risk management, asset-liability management, the financial and securities markets and the availability of and costs associated with sources of liquidity. The company wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. The company wishes to advise readers that the factors listed above could affect the company’s financial performance and could cause the company’s actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements. The company does not undertake and specifically declines any obligation to publicly release the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.